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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 11)

                        OVERSEAS SHIPHOLDING GROUP, INC.
                                (Name of Issuer)

                      COMMON STOCK, PAR VALUE $1 PER SHARE
                         (Title of Class of Securities)

                                   690368 10 5
                                 (CUSIP Number)

          HOWARD S. KELBERG, ESQ., MILBANK, TWEED, HADLEY & MCCLOY LLP
         1 CHASE MANHATTAN PLAZA, NEW YORK NEW YORK 10005 (212) 530-5000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                  JUNE 28, 2006
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ].

Check the following box if a fee is being paid with this statement: [ ].

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 690368 10 5                                         PAGE 2 OF 12 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     Oudi Recanati
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
             7    SOLE VOTING POWER
                  12,500**
  NUMBER OF  -------------------------------------------------------------------
   SHARES    8    SHARED VOTING POWER
BENEFICIALLY      3,593,344
  OWNED BY   -------------------------------------------------------------------
    EACH     9    SOLE DISPOSITIVE POWER
 REPORTING        12,500**
   PERSON    -------------------------------------------------------------------
    WITH     10   SHARED DISPOSITIVE POWER
                  3,593,344
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
     3,605,844
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

----------
**   Relates solely to options held by the reporting person.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 690368 10 5                                         PAGE 3 OF 12 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     Diane Recanati
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United Kingdom
--------------------------------------------------------------------------------
             7    SOLE VOTING POWER
                  0
  NUMBER OF  -------------------------------------------------------------------
   SHARES    8    SHARED VOTING POWER
BENEFICIALLY      3,593,344
  OWNED BY   -------------------------------------------------------------------
    EACH     9    SOLE DISPOSITIVE POWER
 REPORTING        0
   PERSON    -------------------------------------------------------------------
    WITH     10   SHARED DISPOSITIVE POWER
                  3,593,344
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
     3,593,344
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 690368 10 5                                         PAGE 4 OF 12 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     Ariel Recanati
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
             7    SOLE VOTING POWER
                  2,000**
  NUMBER OF  -------------------------------------------------------------------
   SHARES    8    SHARED VOTING POWER
BENEFICIALLY      3,593,344
  OWNED BY   -------------------------------------------------------------------
    EACH     9    SOLE DISPOSITIVE POWER
 REPORTING        2,000**
   PERSON    -------------------------------------------------------------------
    WITH     10   SHARED DISPOSITIVE POWER
                  2,973,956
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
     3,595,344
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

----------
**   Relates solely to options held by the reporting person.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 690368 10 5                                         PAGE 5 OF 12 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     Leon Recanati
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
             7    SOLE VOTING POWER
                  0
  NUMBER OF  -------------------------------------------------------------------
   SHARES    8    SHARED VOTING POWER
BENEFICIALLY      3,593,344
  OWNED BY   -------------------------------------------------------------------
    EACH     9    SOLE DISPOSITIVE POWER
 REPORTING        0
   PERSON    -------------------------------------------------------------------
    WITH     10   SHARED DISPOSITIVE POWER
                  2,973,956
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
     3,593,344
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 690368 10 5                                         PAGE 6 OF 12 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     Yudith Yovel Recanati
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
             7    SOLE VOTING POWER
                  0
  NUMBER OF  -------------------------------------------------------------------
   SHARES    8    SHARED VOTING POWER
BENEFICIALLY      3,593,344
  OWNED BY   -------------------------------------------------------------------
    EACH     9    SOLE DISPOSITIVE POWER
 REPORTING        0
   PERSON    -------------------------------------------------------------------
    WITH     10   SHARED DISPOSITIVE POWER
                  2,973,956
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
     3,593,344
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 690368 10 5                                         PAGE 7 OF 12 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     The Michael Recanati Trust
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Alaska
--------------------------------------------------------------------------------
             7    SOLE VOTING POWER
                  0
  NUMBER OF  -------------------------------------------------------------------
   SHARES    8    SHARED VOTING POWER
BENEFICIALLY      3,512,322
  OWNED BY   -------------------------------------------------------------------
    EACH     9    SOLE DISPOSITIVE POWER
 REPORTING        0
   PERSON    -------------------------------------------------------------------
    WITH     10   SHARED DISPOSITIVE POWER
                  3,512,322
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
     3,512,322
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     8.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     OO - Trust
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 690368 10 5                                         PAGE 8 OF 12 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     Michael Recanati, as trustee of The Michael Recanati Trust
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
             7    SOLE VOTING POWER
                  0
  NUMBER OF  -------------------------------------------------------------------
   SHARES    8    SHARED VOTING POWER
BENEFICIALLY      3,593,344
  OWNED BY   -------------------------------------------------------------------
    EACH     9    SOLE DISPOSITIVE POWER
 REPORTING        0
   PERSON    -------------------------------------------------------------------
    WITH     10   SHARED DISPOSITIVE POWER
                  3,593,344
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
     3,593,344
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 690368 10 5                                         PAGE 9 OF 12 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     Daniel Pearson, as trustee of The Michael Recanati Trust
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
             7    SOLE VOTING POWER
                  0
  NUMBER OF  -------------------------------------------------------------------
   SHARES    8    SHARED VOTING POWER
BENEFICIALLY      3,512,322
  OWNED BY   -------------------------------------------------------------------
    EACH     9    SOLE DISPOSITIVE POWER
 REPORTING        0
   PERSON    -------------------------------------------------------------------
    WITH     10   SHARED DISPOSITIVE POWER
                  3,512,322
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
     3,512,322
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     8.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

          Item 5 of the Statement on Schedule 13D, as amended from time to time, initially filed by Raphael Recanati, is amended by adding the following paragraphs:

          As of June 28, 2006, certain members of the Recanati family, and entities owned by or for the benefit of Recanati family members, sold 1,367,102 shares of Common Stock pursuant to a trading plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The sale of 854,626 of these shares of Common Stock was effected pursuant to the Rule 10b5-1 plan during the past 60 days, as described on Exhibit F attached hereto.

          Since Amendment No. 10 to the Statement on Schedule 13D, dated January 30, 2004, Yudith Yovel Recanati and Leon Recanati have made charitable contributions that total 80,000 shares of Common Stock.

          Accordingly, under the Stockholders Agreement, each of Diane Recanati, Oudi Recanati, Ariel Recanati, Leon Recanati, Yudith Yovel Recanati and The Michael Recanati Trust may now be deemed to share the power to vote and (subject to the exception for 619,388 shares of Common Stock held by Diane Recanati) dispose of 3,593,344 shares of Common Stock. Under a separate Stockholders Agreement, by and among Diane Recanati, Oudi Recanati and The Michael Recanati Trust, dated as of September 10, 2003, Diane Recanati, Oudi Recanati and The Michael Recanati Trust may now be deemed to share the power to dispose of the 619,388 shares of Common Stock held by Diane Recanati.

          Since Amendment No. 10 to the Statement on Schedule 13D, dated January 30, 2004, the Recanati Foundation has made additional charitable contributions of 19,985 shares of Common Stock. A contribution of 9,800 of these shares of Common Stock was made on May 16, 2006. Accordingly, Diane Recanati, Oudi Recanati, Ariel Recanati, Leon Recanati, Yudith Yovel Recanati and Michael Recanati, by virtue of their positions as directors and officers of the Recanati Foundation, may be deemed to share the power to vote and dispose of 81,022 shares of Common Stock through the Recanati Foundation.

          OSG Holdings, a partnership in which Diane Recanati, Oudi Recanati and Michael Recanati each had an interest, has been dissolved and has distributed 335,055 shares of Common Stock to Diane Recanati, 335,056 shares of Common Stock to Oudi Recanati and 10,836 shares of Common Stock to Michael Recanati, to be held directly by each of them and subject to the Stockholders Agreements described above (these shares of Common Stock are now included in the total amount of shares of Common Stock beneficially owned by members of the Recanati family and entities owned by or for the benefit of Recanati family members).

          Diane Recanati, Leon Recanati, Yudith Yovel Recanati and Michael Recanati (as trustee of The Michael Recanati Trust) each beneficially own 3,593,344 shares of Common Stock, representing 9.1% of the outstanding Common Stock. Oudi Recanati beneficially owns 3,605,844 shares of Common Stock, representing 9.1% of the outstanding Common Stock. Ariel Recanati beneficially owns 3,595,344 shares of Common Stock, representing 9.1% of the outstanding Common Stock. The Michael Recanati Trust and Daniel Pearson (as trustee of The Michael Recanati Trust) each beneficially own 3,512,322 shares of Common Stock, representing 8.9% of the outstanding Common Stock.

          Item 7 of the Statement on Schedule 13D, as amended from time to time, initially filed by Raphael Recanati, is amended by adding the following exhibit:

          Exhibit F: Schedule of Recent Transactions.

          After reasonable inquiry and to the best knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

July 5, 2006                            /s/ Diane Recanati
Date                                    ----------------------------------------
                                        Signature
                                        Diane Recanati


July 5, 2006                            /s/ Oudi Recanati
Date                                    ----------------------------------------
                                        Signature
                                        Oudi Recanati


July 5, 2006                            /s/ Leon Recanati
Date                                    ----------------------------------------
                                        Signature
                                        Leon Recanati


July 5, 2006                            /s/ Yudith Yovel Recanati
Date                                    ----------------------------------------
                                        Signature
                                        Yudith Yovel Recanati


July 5, 2006                            /s/ Ariel Recanati
Date                                    ----------------------------------------
                                        Signature
                                        Ariel Recanati


                                        The Michael Recanati Trust


July 5, 2006                            /s/ Daniel Pearson
Date                                    ----------------------------------------
                                        Signature
                                        Daniel Pearson, Investment Trustee


                                        /s/ Michael Recanati
                                        ----------------------------------------
                                        Signature
                                        Michael Recanati, Investment Trustee


July 5, 2006                            /s/ Michael Recanati
Date                                    ----------------------------------------
                                        Signature
                                        Michael Recanati, as Investment Trustee
                                        of The Michael Recanati Trust


July 5, 2006                            /s/ Daniel Pearson
Date                                    ----------------------------------------
                                        Signature
                                        Daniel Pearson, as Investment Trustee
                                        of The Michael Recanati Trust